AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT (this "Agreement") is entered into this 2nd day of February 2004 by and among INTERNATIONAL SECURITIES GROUP, INC., a Nevada corporation ("ISG”), TMAmerican Holdings Limited, a Nova Scotia corporation (“TM”),  Food Information Services Inc., a Florida corporation (“FIS”)  (ISG, TM, and FIS, are hereinafter referred to collectively as the "Shareholders"), Blue Hole Holdings and Investments Ltd., a Belize corporation (“Blue Hole”), and FACT CORPORATION, a Colorado corporation (“Corp.”).

WHEREAS,  the Shareholders are currently shareholders of Food and Culinary Technology Inc., a Nevada Corporation (“Group”), and own all of the issued and outstanding shares of Group;

WHEREAS, on November 7, 2001, the Shareholders and Corp., and certain other parties entered into a Share Exchange Agreement with Corp, whereby Corp. received the right to acquire from the Shareholders all of the issued and outstanding shares of common stock of Group in exchange for 2,000,000 shares of Class C common stock of Corp. as more particularly set forth therein (the “Share Exchange Agreement”);

WHEREAS, simultaneous with the Share Exchange Agreement, the parties entered into a Shareholders Agreement whereby certain obligations were assumed by the Shareholders regarding their shares in Corp;

WHEREAS, the parties entered into a First Amendment to the aforementioned Shareholders Agreement on June 11, 2002;

WHEREAS, the Shareholders and certain other parties who are no longer shareholders of Group entered into Amendments No. 1, 2 and 3 to the Share Exchange Agreement;

WHEREAS, certain conditions have changed since the parties entered into the Share Exchange Agreement, the Shareholders Agreement and each of the amendments to each and the remaining Shareholders now wish to enter into an amended and restated shareholders agreement concerning various matters involving the Shareholders as a group and their ownership interests in Corp. which shall be contingent upon receipt of the Corp. Class C Stock (as such term is defined below in Article I); and

WHEREAS, Corp. has agreed and covenants with the Shareholders that upon Corp’s acquisition of all of the issued and outstanding shares of Group’s common stock, it will thereafter at all times comply with the terms and conditions of this Agreement in so far as such terms and conditions relate to it.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meaning set forth below, unless the context otherwise requires:

1.1

This “Agreement” shall mean this Amended and Restated Shareholders’ Agreement.

1.2

“Corp. Class A Stock” shall mean shares of Class A common stock, no par value per share, of Corp.

1.3.

“Corp. Class C Stock” shall mean shares of Class C common stock, no par value per share, of Corp, with such rights and preferences as set forth in Corp.’s Articles of Amendment of Articles of Incorporation dated February 3, 2004, a copy of which is attached hereto as Exhibit

A, including the right to convert such shares into shares of Corp. Class A Stock at the rate of six (6) shares of Corp. Class A Stock for every one (1) share of Corp. Class C Stock.

1.4

“Corp. Stock” shall mean Corp. Class A Stock and Corp. Class C Stock.

1.5

“Person" shall mean a natural person or any corporation, business trust, association, company, partnership, joint venture or other entity.

1.6

Words importing the singular shall include the plural and vice versa, and words importing persons shall include bodies corporate, unincorporated associations and partnerships.

1.7

Clause headings and paragraphs are inserted herein for ease of reference and convenience, and shall not be construed as forming part of this Agreement or used in the interpretation of any clause hereof.

ARTICLE II

INCORPORATION AND ORGANIZATION

2.1

 The Shareholders own a total number of 10,000 ordinary shares of Group’s common stock as follows, which represents all of the issued and outstanding shares of Group’s capital stock:

ISG

   6,000

60%

ISG Trust Shares

   2,400

24%

TM

      800

8%

FIS

      800

8%

Total Shares

10,000

100%

Upon execution hereof, each shareholder shall relinquish it shares of Group’s common stock in exchange for shares of Corp. Class C Stock, which Corp. shall deliver upon execution hereof or as soon thereafter as is practicable, in the following amounts:

ISG

1,200,000

60%

ISG Trust

480,000

24%

TM

160,000

8%

FIS

160,000

8%

2.2

The parties to this Agreement acknowledge that ISG shall hold 480,000 shares of Corp. Class C Stock shown above, which are convertible into 1,440,000 shares of Corp. Class A Stock, in trust (the “Trust Shares”) to be distributed to those parties who shall be determined to have provided or to provided ongoing services to Corp. or Group as recommended by the Board of Directors of Corp. and approved by ISG, subject to those parties agreeing to be bound by all of the terms of this Agreement.  ISG shall not be bound by the transfer requirements under Article IV of this Agreement in regard to any distribution of these shares.

ARTICLE III

POOLING AGREEMENT

3.1

Pooling of Corp. Stock. (a) Upon execution hereof, each shareholder shall elect to have its Corp. Class C Stock converted into shares of Corp. Class A. Stock.  Each of the Shareholders agrees that all of the shares of Corp. Class A Stock that they shall therefor receive, except for any shares that are subject to Article V below and except for the Trust Shares, shall be pooled (the “Pooled Shares”) and such Pooled Shares shall not be sold, transferred or otherwise disposed of, except in accordance with this Article III; provided, however, that this Article III shall not prevent the sale of shares of  Corp. Class A Stock pursuant to either Article IV hereof; and provided, further, that any of the Class A Stock acquired by Blue Hole pursuant to Article V hereof shall thereafter be considered part of the Pooled Shares and shall be subject to the provisions of this Article III.  Each of the Shareholders agrees that none of their respective non-Pooled Shares shall be transferred at all, except in accordance with such Article V.

(b) The pooling provided in this Article III shall not apply to the Trust Shares unless and until such shares are delivered to a third party or third parties and Corp. in its sole discretion makes some or all of such shares subject to the same terms and conditions in this Agreement, which election shall be in writing executed by both Corp. and such third party or parties.

(c) During each calendar month there shall be made available from the pool for sale into the public market such number of shares of Corp. Class A Stock that is equal to ten percent (10%) of the total reported amount of shares of  Corp. Class A Stock traded during the previous calendar month.

(d) During each calendar month, each Shareholder shall be able to direct the pool to sell or take delivery from the pool its portion of the shares of  Corp. Class A Stock to be sold pursuant to subsection (c) above as determined by the percentages set forth in Section 2.1 hereof.  For example, if the number of shares that could be sold in any particular month were 100,000, a Shareholder owning 8.0% of the total shares owned by the Shareholders would be able to have 8,000 shares of Corp. Class A Stock sold for its benefit or delivered to it during such month.

3.2

Pooling Agent. (a) All of the Pooled Shares  shall be placed with an agent and/or brokerage account (the “Pooling Agent”), as shall be mutually agreeable to the parties.  In order to effectuate the sale of the shares pursuant hereto, the Shareholders shall deliver to such designated agent or broker a letter of instruction as well as a signed power of attorney or other documentation as may be necessary.  The Pooling Agent shall be instructed to sell the Pooled Shares in a manner that does not damage or weaken the market for the Corp. Class A Stock.  Any of the Pooled Shares authorized for sale under Section 3.1 that cannot be sold during any applicable month without damaging the market may be carried over to the next month for sale along with any additional shares authorized for sale in such consecutive month, so long as the volume limitations set forth in Section 3.1(c) are not exceeded in such consecutive month.

(b)

Each Shareholder wishing to sell any Pooled Shares during any particular calendar month shall notify the party designated pursuant to Section 3.2 no later than the third business day of that particular month, in writing of its election to sell shares.  Proceeds from such sales shall be remitted to the appropriate Shareholder within five business days of clearance of the trades or in the normal course of business less all applicable brokerage fees related to the sale of such Shareholder’s shares.

ARTICLE IV

RESTRICTIONS ON TRANSFER

4.1

Right of First Refusal. (a) Notwithstanding Article III hereof, each Shareholder shall have the right at any time to sell, transfer, assign or dispose of all of its shares of Corp. Stock (a “Transfer”) in a non-public market transaction but only to the extent that terms and conditions of this Article IV are met.  A Transfer cannot be effected without first offering the same to the other existing Shareholders at that time, in accordance with this Section 4.1 (the “Right of First Refusal”).  The Right of First Refusal however shall not apply to the shares of Corp. Stock that are subject to the option to purchase described in Article V hereof, nor shall it apply to the Trust Shares.

(b)

In order to effect any Transfer of any shares of Corp. Stock, or any option, right or warrant with respect thereto (the “Transfer Stock”), the holder thereof (the “Selling Shareholder”) first shall provide written notice to the other Shareholders and to Corp. of the intended Transfer, which must be a bona fide offer from a third party for the Transfer Stock.  Such notice shall state the price per share offered for the Transfer Stock (the “Stated Price”), the method and terms of payment and all other conditions and contingencies of such Transfer.

(c)

Each Shareholder shall have the right for a period of fifteen (15) days from the date on which it receives the Transfer Notice to subscribe to purchase, at the Stated Price, up to the number of such shares of the Transfer Stock as shall be determined by dividing (i) the number of shares of the Corp. Class A Stock currently held by such shareholder by (ii) the total number of outstanding shares of Corp. Class A Stock owned by all of the Shareholders, less the total number of shares of Transfer Stock and (ii) by multiplying such result by the total number of shares of the Transfer Stock.  If all of the shares of the Transfer Stock are not initially subscribed for as provided in this subsection (c), any remaining shares shall be offered and re-offered to the other Shareholders for an additional aggregate period of fifteen (15) days.

(d) If at any point during the procedures set forth in subsection (c) of this Section 4.1, all of the shares of the Transfer Stock have been duly subscribed for, such shares shall be acquired in accordance with such subscriptions.  However, if after the final fifteen (15) day period referred to in subsection (c) above, there still remain shares of Transfer Stock which have not been subscribed for, then all subscriptions received pursuant to the Right of First Refusal shall terminate automatically and all of the Transfer Stock may be transferred to the third party pursuant to the terms of the proposed Transfer at the Stated Price within thirty (30) days after the end of such final fifteen (15) day period.

(e)

The Transfer to the third party is further conditioned upon such party executing a copy of and becoming a party to this Agreement, effective as of the same time as the Transfer.

(f)

Notwithstanding anything herein to the contrary, if in the opinion of counsel for  Corp. or counsel for the transferee, any Transfer hereunder requires the approval of any local, state or federal regulatory authority, such Transfer shall not be made until such approval has been obtained and, where applicable, the thirty (30) day period referred to in subsection (d) of this Section 4.1 shall commence on the date such approval is received. Corp. shall use reasonable, good faith efforts to obtain such approval.

4.2

Payment.

Each Shareholder who, in accordance with Section 4.1, subscribes to purchase any shares of the Transfer Stock shall, within thirty (30) days after the date on which all shares have been subscribed for pursuant to Section 4.1, pay to the Selling Shareholder, by cashier’s check or checks, the aggregate purchase price to be paid by such Shareholder (the “Purchase Price”).  If the Purchase Price is not paid as provided herein, the Selling Shareholder shall have the right to immediately cancel the sale of the Transfer Stock.  In such event, the Selling Shareholder shall have the right to sell the Transfer Stock to any third party without offering the Transfer Stock to the other Shareholders for a period of 60 days. In the event that the Selling Shareholder does sell the Transfer Stock within such period of time at a price less than the Stated Price subscribed for by the other Shareholders, the Selling Shareholder shall receive from the Shareholder that failed to pay the Purchase Price the difference between the amount realized from the sale of the Transfer Stock and the unrealised Purchase Price.

ARTICLE V

PURCHASE SHARES FROM SHAREHOLDERS

5.1

Option to Purchase Shares from ISG.  (a) ISG hereby grants to Blue Hole Holdings and Investments Ltd. the option to purchase (the "Option") up to the aggregate amount of 4,800,000 of ISG’s shares of Corp. Class A Stock (the "Option Shares").  The purchase price for the Option Shares shall be $1.00 US per share.  The Option shall remain in existence for a maximum period of three years from the date hereof.

(b) ISG shall be allowed to sell, transfer, assign or otherwise dispose of any or all of the Option Shares to any third party provided that (i) such third party agrees to be bound by the terms and conditions of this Agreement; and (ii) such third party also agrees that Option Shares shall remain subject to the Option and that it shall honor and fulfill the obligations of ISG under this Section 5.1.

5.3

Option to Purchase Shares from Shareholder’s Estate.

(a) This Section 5.3 shall only have force and in effect if, in the event of the death of a Shareholder’s designated representative as indicated on Exhibit B (the “Representative”) and such Representative’s heir, estate or administrator (the “Administrator”) does not, within the time frame specified in the immediately subsequent sentence, elect to be bound by the terms of this Agreement.

The Administrator shall have the period of time to make such election defined as from the date of the deceased’s death until the earlier of (i) ninety days from such date of death; or (ii) thirty (30) days from such Administrator’s duly authorized appointment. If the Administrator does not make such election in the time frame described above, the Corp. Stock owned by the Shareholder of which the deceased Representative was designated on Exhibit B (the “Estate Shares”) shall automatically be offered for sale to the other Shareholders who may purchase such shares based on their original respective ownership of Corp. Stock from such Shareholder in accordance with the following terms and conditions.

(b)

The share price for the Estate Shares shall be the average closing price of Corp’s Class A Shares within the last sixty (60) days of trading prior to the date of death.

(c)

Each Shareholder shall exercise its right to purchase a pro rata portion of the Estate Shares by delivery of its written election to the representative of the Shareholder’s estate or heirs, as the case may be during such subsequent sixty-day period. The purchase of the Estate Shares shall be commenced by each subscribing Shareholder within thirty (30) days of delivery of its election to purchase.  Each subscribing Shareholder shall have the right to pay the purchase price for the Estate Shares by way of equal monthly payments over a period of time not to exceed eighteen months.

(d)

The terms and conditions of this Section 5.2 shall also apply in the event that a Representative suffers a disability, confirmed by a licensed physician, for a period in excess of (8) months.

ARTICLE VI

MISCELLANEOUS

6.1

Costs. Each party shall bear their respective costs and expenses incurred in relation to the negotiation, preparation and execution of this Agreement.

6.2

Parties Bound. (a) Corp. undertakes to be bound by and comply with the terms and conditions of this Agreement insofar as it relates to Corp. and to act in all respects as contemplated by this Agreement.  The Shareholders undertake to exercise their powers in relation to Corp. so as to ensure that Corp. fully and promptly observes, performs and complies with its obligations under this Agreement.

(b) Each Shareholder warrants to the other that:

(i)

It is duly authorized and has power to execute, deliver and perform its obligations under this Agreement;

(ii)

All necessary corporate, shareholder and other actions have been taken to authorize the execution, delivery and performance of this Agreement to which it is a party;

(iii)

All necessary authorizations of any governmental authority required for the execution, delivery and performance of this Agreement have been duly obtained and are now in full force and effect; and

(iv)

This Agreement constitutes valid and legally binding obligations of it enforceable in accordance with its terms.

6.3

Notices.

All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient as set forth below or such other address as the recipient may designate by notice given in accordance with the provisions of this sub-clause. Any such notice may be delivered personally or by registered post, courier service, facsimile or electronic mail transmission, and shall be deemed to have been served if by personal delivery or courier services when delivered, or if by facsimile or electronic mail, upon transmission.

To ISG:

c/o W. Scott Lawler

1530 9th Avenue, S.E.

Calgary, Alberta T2G 0T7

Facsimile:

403.272.3620

Email:

wslawler@isgsecurities.com

To TM:

c/o Thomas Murdoch

Suite 430, 1550 Bedford Highway

Bedford, Nova Scotia B4A 1E6

Facsimile: 902.468.6331

Email:

tmurdoch@ns.sympatico.ca

With a copy to:

Joe MacDonald

McInnes Cooper

Sixth Floor, Summit Place

1601 Lower Water Street

Halifax, Nova Scotia B3J 2V1

Facsimile: 902.484.7624

To FIS:

c/o Dr. Brian Raines

701 SE 7th Avenue, Suite 7

Pompano Beach, Florida

33060

Facsimile: (954) 783-0097

Email: bwrainesfla@msn.com

6.4

Successors Bound. This Agreement shall be binding on and shall enure for the benefit of the successors-in-title and assigns (as the case may be) of each of the parties hereto.

6.5

Continuing Agreement. All provisions of this Agreement shall so far as they are capable of being performed and observed continue in full force and effect except in respect of those matters already performed.

6.6

Entire Agreement. It is agreed by the Shareholders that this Agreement constitutes the entire agreement between the parties hereto regarding the operation of CORP. and the relationship of the parties hereto. It supersedes all prior agreements between the Shareholders in respect of the terms and conditions herein contained.

6.7

Good Faith. Each of the parties hereto undertakes to do all things reasonably within its control, which are necessary or desirable to give effect to the spirit and intent of this Agreement and the Articles.

6.8

Further Assurance. The parties hereto undertake to use their respective best endeavours to procure and ensure that any desirable third party, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to carry the provisions of this Agreement and the Articles into full force and effect.

6.9

Time Of The Essence. Any date or period mentioned in this Agreement may be extended by agreement between the parties hereto failing which, as regards any such date or period, time shall be of the essence of this Agreement.

6.10

No Partnership. Nothing in this Agreement shall be construed or be deemed to constitute a partnership and/or agency, between any of the parties hereto and none of them shall have any authority to bind the others in any way.

6.11

Duration. The terms of this Agreement shall remain in full force and effect for so long as any of the Shareholders, their successors-in-title and assigns continue to hold shares in Corp., but in relation to a Shareholder who has transferred all of its shares in accordance with the terms of this Agreement and the Articles, the terms of this Agreement shall thereupon cease to have any further force and effect on that Shareholder except as provided in Subsection 6.16.

6.12

Termination. The termination of this Agreement, however caused, and any Shareholder ceasing to hold shares in Corp.’s capital shall be without prejudice to any obligations or rights of any of the parties hereto which might have accrued prior to such termination or cesser and shall not affect any provision of this Agreement which is expressly or by implication stipulated to come into effect on or to continue in effect after such termination or cesser.

6.13

Waiver. No failure to exercise and no delay in exercising on the part of any of the parties hereto any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

6.14

Severability. Notwithstanding that any provision of this Agreement may prove to be illegal or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

6.15

Exercise of Powers. Where any Shareholder is required under this Agreement to exercise its powers in relation to Corp. to procure a particular matter or thing, such obligation shall be deemed to include an obligation to exercise its powers to procure that any director appointed by or representing it shall procure such matter or thing.

6.16

Arbitration and Governing Law. (a) This Agreement is to be governed by and construed in all respects in accordance with the laws of the State of Colorado.

(b) Any dispute or difference arising out of or in connection with this Agreement (including without limitation the signature, interpretation, performance, termination and post-termination of this Agreement) and all other agreements or other documents entered into in connection with this

Agreement, shall be finally settled by an arbitration proceeding to be held under the rules, then in existence, of American Arbitration Association (the “Rules”).

(c) It is agreed that the tribunal shall consist of three arbitrators; the place of the arbitration shall be Denver, Colorado; and the arbitrator’s award shall be final and binding and, save as required by law, not subject to appeal.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in the manner hereinafter appearing the day and year first above written.

INTERNATIONAL SECURITIES

FACT CORPORATION,

GROUP, INC., a Nevada corporation

a Colorado corporation

By: /s/ W. Scott Lawler

By: /s/ Jacqueline Danforth

Name: W. Scott Lawler

Name: Jacqueline Danforth

Title: President

Title: President

TMAMERICAN HOLDINGS LTD.,

BLUE HOLE HOLDINGS AND INVESTMENTS

a Nova Scotia corporation

LTD., a Belize corporation

By: /s/ Tom Murdoch

By: /s/ Mark Hulse

Name: Tom Murdoch

Name: Mark C. Hulse

Title: President

Title: Director

FOOD INFORMATION SERVICES

INC., a Florida corporation

By: /s/ Brian Raines

Name:Brian W. Raines

Title:  President